As filed with the Securities and Exchange Commission on December 1, 2020.

No. 333-251035

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ARRAY TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	3674	83-2747826
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

3901 Midway Place NE

Albuquerque, New Mexico 87109

(505) 881-7567

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jim Fusaro

Chief Executive Officer

Array Technologies, Inc.

3901 Midway Place NE

Albuquerque, New Mexico 87109

(505) 881-7567

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Joshua N. Korff, P.C. Michael Kim, P.C. Kirkland & Ellis LLP 601 Lexington Avenue New York, New York 10022 (212) 446-4800	Charlotte MacVane General Counsel and Chief Legal Officer Array Technologies, Inc. 3901 Midway Place NE Albuquerque, New Mexico 87109 (505) 881-7567	Michael Kaplan Roshni Banker Cariello Davis Polk & Wardwell LLP 450 Lexington Avenue New York, New York 10017 (212) 450-4000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Number of Shares to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee(3)
Common Stock, par value $0.001 per share	28,750,000	$48.15	$1,384,312,500.00	$151,028.50

(1)	Includes 3,750,000 shares the underwriters have the option to purchase.
(2)

Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low sales price of the Registrant’s Common Stock as reported on the Nasdaq Global Market on November 27, 2020.

(3)	Previously paid.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

This Amendment No. 1 to the Registration Statement on Form S-1 (No. 333-251035) is being filed solely to include Exhibit 5.1, as reflected in the Exhibit Index. No change has been made to the preliminary prospectus constituting Part I of this Registration Statement. Accordingly, Part I has been omitted from this filing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

The following table sets forth all expenses to be paid by the registrant, other than estimated underwriting discounts and commissions, in connection with this offering. All expenses will be borne by the registrant. All amounts shown are estimates except for the SEC registration fee, and the FINRA filing fee.

Amount to be Paid
SEC Registration Fee	$151,029
FINRA filing fee	208,147
Printing	140,000
Legal fees and expenses	325,000
Accounting fees and expenses	150,000
Transfer agent and registrar fees	15,000
Miscellaneous expenses	10,824

Total:	$1,000,000

Item 14.	Indemnification of Directors and Officers.

We are incorporated under the laws of the State of Delaware and are subject to the DGCL. Section 145 of the DGCL authorizes a corporation’s Board of Directors to grant, and authorizes a court to award, indemnity to officers, directors and other corporate agents. As permitted by Section 102(b)(7) of the DGCL, the registrant’s certificate of incorporation includes provisions that eliminate the personal liability of its directors and officers for monetary damages for breach of their fiduciary duty as directors and officers, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions or (iv) for any transaction from which the director derived an improper personal benefit.

In addition, as permitted by Section 145 of the DGCL, the bylaws of the registrant provide that:

•

The registrant shall indemnify its directors and officers for serving the registrant in those capacities or for serving other business enterprises at the registrant’s request, to the fullest extent permitted by Delaware law. Delaware law provides that a corporation may indemnify such person if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the registrant and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

•	The registrant may, in its discretion, indemnify employees and agents in those circumstances where indemnification is permitted by applicable law.

•

The registrant is required to advance expenses, as incurred, to its directors and officers in connection with defending a proceeding, except that such director or officer shall undertake to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

•

The registrant is not obligated pursuant to the bylaws to indemnify a person with respect to proceedings initiated by that person, except with respect to proceedings authorized by the registrant’s Board of Directors or brought to enforce a right to indemnification.

•

The rights conferred in the bylaws are not exclusive, and the registrant is authorized to enter into indemnification agreements with its directors, officers, employees and agents and to obtain insurance to indemnify such persons.

•	The registrant may not retroactively amend the bylaw provisions to reduce its indemnification obligations to directors, officers, employees and agents.

The registrant also maintains directors’ and officers’ insurance to insure such persons against certain liabilities.

We have entered into separate indemnification agreements with our directors and officers. Each indemnification agreement provides, among other things, for indemnification to the fullest extent permitted by law and our Certificate of Incorporation and Bylaws against any and all expenses, judgments, fines, penalties and amounts paid in settlement of any claim. The indemnification agreements provide for the advancement or payment of all expenses to the indemnitee and for reimbursement to us if it is found that such indemnitee is not entitled to such indemnification under applicable law and our Certificate of Incorporation and Bylaws.

These indemnification provisions may be sufficiently broad to permit indemnification of the registrant’s officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

The underwriting agreement filed as Exhibit 1.1 to this registration statement on Form S-1 provides for indemnification by the underwriters of the registrant and its officers and directors for certain liabilities arising under the Securities Act and otherwise.

Item 15.	Recent Sales of Unregistered Securities.

During the last three years, the registrant has issued securities in the following transactions, each of which was exempt from the registration requirements of the Securities Act. No underwriters were involved in any of the below-referenced sales of securities. The historical share data set forth in this section has not been adjusted to reflect the Stock Split that is expected to be effected prior to the completion of this offering:

(1)

The registrant was formed under the laws of the State of Delaware on December 6, 2018, and in connection therewith issued 1,000 units to ATI Investment Parent, LLC. This issuance was made without registration under the Securities Act in reliance upon Section 4(a)(2) thereof.

(2)

The registrant has completed the Corporate Conversion and the issuance of shares of the registrant’s common stock to ATI Investment Parent, LLC pursuant to the Corporate Conversion was not registered under the Securities Act, and such shares were issued in reliance upon the exemption from the registration requirements of the Securities Act set forth in Section 4(a)(2) of the Securities Act. The conversion of the registrant’s units held by ATI Investment Parent, LLC after the Corporate Conversion into shares of the registrant’s common stock were not registered under the Securities Act, and the shares were issued to ATI Investment Parent, LLC in reliance upon the exemption from the registration requirements of the Securities Act set forth in Section 3(a)(9) of the Securities Act.

Item 16.	Exhibits and Financial Statement Schedules.

See the Exhibit Index immediately following the signature page hereto, which is incorporated by reference as if fully set forth herein.

Item 17.	Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

1.

For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

2.

For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXHIBIT INDEX

Item 16.	Exhibits

Exhibit Number	Document

1.1**	Form of Underwriting Agreement

3.1	Amended and Restated Certificate of Incorporation of Array Technologies, Inc., dated October 19, 2020 (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed with the SEC on October 19, 2020)

3.2	Amended and Restated Bylaws of Array Technologies, Inc. (incorporated by reference to Exhibit 3.2 of the Company’s Current Report on Form 8-K filed with the SEC on October 19, 2020)

5.1	Opinion of Kirkland & Ellis LLP

10.1	Credit Agreement, dated as of October 14, 2020, by and among Array Tech, Inc. (f/k/a Array Technologies, Inc.), as borrower, ATI Investment Sub, Inc., as guarantor, Goldman Sachs Bank USA, as administrative agent and collateral agent, and the Lenders (as defined therein) from time to time party thereto (incorporated by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K filed with the SEC on October 19, 2020)

10.2	Amended and Restated ABL Credit and Guarantee Agreement, dated as of March 23, 2020, by and among ATI Investment Holdings, Inc., Wells Fargo Bank, National Association, as administrative agent, and the lenders from time to time party thereto (incorporated by reference to Exhibit 10.1 of the Company’s Registration Statement on Form S-1 (333-248969) filed with the SEC on September 22, 2020)

10.3	Registration Rights Agreement, dated October 19, 2020, by and among Array Technologies, Inc. and certain holders identified therein (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed with the SEC on October 19, 2020)

10.4	Tax Receivable Agreement, dated as of July 8, 2016, between Array Tech, Inc. (f/k/a Array Technologies, Inc.) and Ron P. Corio (incorporated by reference to Exhibit 10.3 of the Company’s Registration Statement on Form S-1 (333-248969) filed with the SEC on September 22, 2020)

10.5	Form of Array Technologies, Inc. 2020 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.4 of the Company’s Registration Statement on Form S-1 (333-248969) filed with the SEC on October 7, 2020)

10.6	Earnout Agreement, dated June 23, 2016, by and among ATI Investment Parent, LLC, ATI Investment Sub, Inc., Array Tech, Inc. (f/k/a Array Technologies, Inc.), and the seller parties thereto (incorporated by reference to Exhibit 10.5 of the Company’s Registration Statement on Form S-1 (333-248969) filed with the SEC on September 22, 2020)

10.7	Employment Offer Letter, dated August 7, 2018, between Array Tech, Inc. (f/k/a Array Technologies, Inc.) and Stuart Bolland (incorporated by reference to Exhibit 10.6 of the Company’s Registration Statement on Form S-1 (333-248969) filed with the SEC on September 22, 2020)

10.8	Amendment to Employment Offer Letter, dated May 25, 2019, between Array Technologies, Inc. and Stuart Bolland (incorporated by reference to Exhibit 10.7 of the Company’s Registration Statement on Form S-1 (333-248969) filed with the SEC on September 22, 2020)

10.9	Employment Offer Letter, dated April 25, 2018, between Array Tech, Inc. (f/k/a Array Technologies, Inc.) and Jim Fusaro (incorporated by reference to Exhibit 10.8 of the Company’s Registration Statement on Form S-1 (333-248969) filed with the SEC on September 22, 2020)

Exhibit Number	Document

10.10	Employment Offer Letter, dated December 19, 2016, between Array Tech, Inc. (f/k/a Array Technologies, Inc.) and Jeff Krantz (incorporated by reference to Exhibit 10.9 of the Company’s Registration Statement on Form S-1 (333-248969) filed with the SEC on September 22, 2020)

10.11	Amendment to Employment Offer Letter, dated May 23, 2019, between Array Tech, Inc. (f/k/a Array Technologies, Inc.) and Jeff Krantz (incorporated by reference to Exhibit 10.10 of the Company’s Registration Statement on Form S-1 (333-248969) filed with the SEC on September 22, 2020)

10.12	Form of Director and Officer Indemnification Agreement (incorporated by reference to Exhibit 10.11 of the Company’s Registration Statement on Form S-1 (333-248969) filed with the SEC on October 8, 2020)

21.1**	List of Subsidiaries of the Registrant

23.1**	Consent of BDO USA, LLP, independent registered public accounting firm

23.2	Consent of Kirkland & Ellis LLP (included in Exhibit 5.1)

23.3**	Consent of IHS Global Inc.

24.1**	Power of Attorney (included in signature page)

101.INS**	XBRL Instance Document

101.SCH**	XBRL Taxonomy Extension Schema Document

101.CAL**	XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF**	XBRL Taxonomy Extension Definition Linkbase Document

101.LAB**	XBRL Taxonomy Extension Label Linkbase Document

101.PRE**	XBRL Taxonomy Extension Presentation Linkbase Document

**	Previously filed.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Array Technologies, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Albuquerque, State of New Mexico on December 1, 2020.

Array Technologies, Inc.

By:	/s/ Jim Fusaro
Name:	Jim Fusaro
Title:	Chief Executive Officer

* * * *

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/s/ Jim Fusaro Jim Fusaro	Chief Executive Officer and Director (principal executive officer)	December 1, 2020

/s/ Nipul Patel Nipul Patel	Chief Financial Officer (principal financial officer and principal accounting officer)	December 1, 2020

* Troy Alstead	Director	December 1, 2020

* Orlando D. Ashford	Director	December 1, 2020

* Frank Cannova	Director	December 1, 2020

* Ron P. Corio	Director	December 1, 2020

* Brad Forth	Chairman of the Board of Directors	December 1, 2020

* Peter Jonna	Director	December 1, 2020

* Jason Lee	Director	December 1, 2020

* /s/ Nipul Patel Nipul Patel Attorney-in-Fact